Exhibit 4

OUTTRIM SZABO ASSOCIATES LTD.

Calgary, Alberta		Petroleum Consultants
1430, 311 - 6th Avenue S.W., Calgary, Alberta, Canada T2P 3H2	Phone (403) 266-8680	Fax (403) 266-1887

April 10, 2003

Baytex Energy Ltd.

2200, 205 - 5th Avenue S.W.

Calgary, Alberta

T2P 2V7

Re:	Baytex Energy Ltd. (the “Corporation”)
Form 40-F

Dear Sirs:

                We hereby refer to our report entitled “Evaluation of the Interests of Baytex Energy Ltd.” dated March 3, 2003, effective as of December 31, 2002, evaluating the oil, natural gas and natural gas liquids reserves and the present worth values of those reserves attributable to the properties of the Corporation (the “Report”).

                We hereby consent to references to our name in the Company’s Annual Report on Form 40-F to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. We also confirm that we have read the Annual Information Form and that we have no reason to believe that there are any misrepresentations in the information contained in it that are derived from the Report or that are within our knowledge as a result of the services we performed in connection with the Report.

Yours truly,

OUTTRIM SZABO ASSOCIATES LTD.

“Attila A. Szabo”
Attila A. Szabo, P. Eng.
Senior Vice President